RESTATED ARTICLES OF INCORPORATION
                                       OF
                         TITAN MOTORCYCLE CO. OF AMERICA


         The undersigned, pursuant to and by virtue of Chapter 78 of Nevada Revised Statutes, hereby adopt and acknowledge the following Restated Articles of Incorporation.


                                    ARTICLE I
                                    ---------

                                      NAME
                                      ----

         The name of the corporation is Titan Motorcycle Co. of America


                                   ARTICLE II
                                   ----------

                      RESIDENT AGENT AND REGISTERED OFFICE
                      ------------------------------------

         The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the corporation is Corporation Trust Co. of Nevada, 1 East 1st Street, Washoe County; Nevada 89501. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.



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



                                   ARTICLE III
                                   -----------

                                  CAPITAL STOCK
                                  -------------

         Section 3.1 Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 shares, consisting of:

         (a) 90,000,000 shares of a single series of common stock, having a par value of $.001 per share, each of which is entitled to one vote in all matters on which the stockholders of the corporation are required or permitted to vote (the "Common Shares"); and

         (b) 10,000,000 shares of preferred stock, having a par value of $.001 per share (the "Preferred Shares").

         Section 3.2 Authority of Board of Directors with Respect to Preferred Shares. The Board of Directors is vested with the authority to authorize by resolution, from time to time, the issuance of the Preferred Shares in one or more series and, subject to Sections 3.4, 3.5 and 3.6 below, to prescribe the number of Preferred Shares within each such series and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series, including voting powers, preferences and relative rights that may be superior to the Common Shares.

         Section 3.3 Consideration for Shares. The shares of the corporation's stock shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

         Section 3.4 Assessment of Stock. The shares of the corporation's stock, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation. These Articles of Incorporation shall never be amended as to this Section 3.4.

         Section 3.5 No Cumulative Voting for Directors. No stockholder of the corporation shall be entitled to cumulative voting of his shares for the election of directors.

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



         Section 3.6 No Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

                                   ARTICLE IV
                                   ----------

                             DIRECTORS AND OFFICERS
                             ----------------------

         Section 4.1 Number of Directors. The members of the governing board of the corporation are styled as directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

         Section 4.2 Limited Liability of Directors and Officers. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes ss.78.300.

         Section 4.3 Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged act or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

         Section 4.4 Repeal and Conflicts. Any repeal or modification of Section
4.2 or 4.3 approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Section 4.2 or 4.3 and any other


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



Article of the corporation's Articles of Incorporation, the terms and provisions of Section 4.2 or 4.3, as the case may be, shall control.

         IN WITNESS WHEREOF, the President and Secretary of the corporation have executed these Restated Articles of Incorporation of Titan Motorcycle Co. of America this 15th day of May, 1998.



                                             /s/
                                            ------------------------------------
                                            Patrick Keery, President


                                             /s/
                                            ------------------------------------
                                            Barbara Keery, Secretary



STATE OF ARIZONA   )
                 ss.
COUNTY OF MARICOPA )

         On the 15th day of May, personally appeared before me, a Notary Public, Patrick Keery and Barbara Keery, personally known (or proved) to me to be the persons whose names are subscribed to the foregoing Restated Articles of Incorporation of Titan Motorcycle Co. of America, who acknowledged that they executed the instrument.

(Seal)
                                              /s/
                                             -----------------------------------
                                                     NOTARY PUBLIC



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